(d)(8)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING VARIABLE PORTFOLIOS, INC.

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Adviser Class	Class I	Class S	Class S2
ING BlackRock Global Science and Technology Opportunities Portfolio Term Expires May 1, 2010	1.55%	1.05%	1.30%	1.45%

ING Index Plus LargeCap Portfolio Initial Term Expires May 1, 2006 Initial Term for Class S2 Expires May 1, 2010	1.05%	0.55%	0.80%	0.95%

ING Index Plus MidCap Portfolio Initial Term Expires May 1, 2006 Initial Term for Class S2 Expires May 1, 2010	1.10%	0.60%	0.85%	1.00%

ING Index Plus SmallCap Portfolio Initial Term Expires May 1, 2006 Initial Term for Class S2 Expires May 1, 2010	1.10%	0.60%	0.85%	1.00%

ING International Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	1.00%	0.50%	0.75%	0.90%

ING Russell™ Large Cap Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	0.87%	0.37%	0.62%	0.77%

ING Russell™ Mid Cap Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	0.93%	0.43%	0.68%	0.83%

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Adviser Class	Class I	Class S	Class S2
ING Russell™ Small Cap Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	0.95%	0.45%	0.70%	0.85%

ING Small Company Portfolio Term Expires May 1, 2011	1.45%	0.95%	1.20%	1.35%

ING U.S. Bond Index Portfolio Initial Term Expires May 1, 2014	0.95%	0.45%	0.70%	0.85%

ING WisdomTreeSM Global High-Yielding Equity Portfolio Term Expires May 1, 2010	1.34%	0.84%	1.09%	1.24%

/s/ HE_

HE

Effective Date: February 20, 2012

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

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